Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-281877, and 333-287991), on Post-Effective Amendment No. 1 to Forms S-1 (File Nos. 333-229258 and 333-233228), on Forms S-8 (File Nos. 333-272811, 333-257723, and 333-287991), and on Post-Effective Amendment No. 1 to Forms S-8 (File Nos. 333-231477, 333-224920, and 333-207253) of our report dated March 19, 2026, with respect to the consolidated financial statements of Relmada Therapeutics, Inc. as of and for the year ended December 31, 2025 included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Houston, Texas

March 19, 2026